PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 1, 2022)	Registration No. 333-258948

Cyxtera Technologies, Inc.
Up to 160,309,118 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated April 1, 2022 (as supplemented or amended from time to time, the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 9, 2022. Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

The Prospectus and the prospectus supplement relate to the offer and sale, from time to time, by the selling security holders named in the Prospectus (including their transferees, donees, pledgees and other successors-in-interest) (the “Selling Securityholders”) of up to 160,309,118 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”).

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock in the section of the Prospectus entitled “Plan of Distribution.”

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements.

Our Class A Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “CYXT.” On June 8, 2022, the closing price per share of our Class A Common Stock was $14.50.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 9, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 8, 2022
__________________________________
Cyxtera Technologies, Inc.
(Exact name of registrant as specified in its charter)
__________________________________

Delaware (State or other jurisdiction of incorporation)	001-39496	84-3743013 (IRS Employer Identification No.)
2333 Ponce de Leon Boulevard Suite 900 Coral Gables, FL 33134 (Address of principal executive office)	(Commission File Number)	33134 (Zip Code)
(305) 537-9500
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)
________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	CYXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 8, 2022, Cyxtera Technologies, Inc. (the “Company”), held its Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, stockholders considered and voted on the following proposals: (1) the election of nine director nominees named in the Company’s proxy statement, (2) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and (3) the approval of the Cyxtera Technologies, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”). As of April 11, 2022, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 178,566,352 shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), issued and outstanding and eligible to be voted at this meeting. There were 166,893,982 shares of Class A Common Stock represented in person or by proxy at the Annual Meeting, constituting a quorum. The Annual Meeting voting results of the three listed matters were as follows:

(1). Proposal One: Election of Directors. Stockholders elected all of the nominated directors. The vote with respect to the election of directors was as follows:

Nominee	For	Against	Abstain	Broker Non-Votes
Fahim Ahmed	163,521,603	467,203	10,356	2,894,820
John W. Diercksen	163,536,107	452,925	10,130	2,894,820
Michelle Felman	163,535,293	453,740	10,129	2,894,820
Nelson Fonseca	163,533,659	455,176	10,327	2,894,820
Melissa Hathaway	163,524,824	464,212	10,126	2,894,820
Manuel D. Medina	163,533,992	455,043	10,127	2,894,820
Jeffrey C. Smith	163,535,987	453,895	9,280	2,894,820
Raymond Svider	146,881,029	17,108,003	10,130	2,894,820
Gregory Waters	163,523,628	465,254	10,280	2,894,820

(2). Proposal Two: Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm. Stockholders approved the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The vote with respect to this proposal was as follows:

For	Against	Abstain	Broker Non-Votes
166,878,820	6,814	8,348	—

(3). Proposal Three: Approval of the Company’s 2022 Employee Stock Purchase Plan. Stockholders approved the Company’s ESPP. The vote with respect to this proposal was as follows:

For	Against	Abstain	Broker Non-Votes
163,940,563	32,248	26,351	2,894,820

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyxtera Technologies, Inc.

Date: June 9, 2022	By:	/s/ Victor Semah
	Name:	Victor Semah
	Title:	Chief Legal Officer